Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Xometry, Inc.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.000001 par value per share, 2021 Equity Incentive Plan	Other(2)	2,488,229(3)	$31.70	$78,876,859.30	0.00015310	$12,076.05
Total Offering Amounts				–	$78,876,859.30	–	$12,076.05
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$12,076.05

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock.

(2)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Market on February 24, 2025.

(3)

Represents an automatic annual increase equal to 5.0% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31 of the preceding year, which annual increase is provided by the Registrant’s 2021 Equity Incentive Plan.